Exhibit 1(b)

                               FDP SERIES, INC.

                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION


     FDP SERIES, INC., a Maryland corporation (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by deleting
Article IV, Section (1) thereof in its entirety and inserting the following in lieu thereof:

          "(1) The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Six Hundred Million (1,600,000,000) shares, of the par value of Ten Cents ($0.10) per share, and of the aggregate par value of One Hundred Sixty Million Dollars ($160,000,000). The capital stock initially consists of four series, known as MFS Research International FDP Fund, the Marsico Growth FDP Fund, the Van Kampen Value FDP Fund and the Franklin Templeton Total Return FDP Fund (collectively, the "Series", and each, a "Series"). Each Series shall consist, until further changed, of Four Hundred Million (400,000,000) shares. The shares of each Series shall consist, until further changed, of four classes of shares designated Class A shares, Class B shares, Class C shares and Class I shares (the "Classes"). Class A shares, Class B shares, Class C shares and Class I shares of each Series shall consist, until further changed, of One Hundred Million (100,000,000) shares."

     SECOND: Pursuant to Section 2-607 of the Maryland General Corporation Law, these Articles of Amendment amend the provisions of the Articles of Incorporation of the Corporation.

     THIRD: These Articles of Amendment have been approved by a majority of the entire Board of Directors of the Corporation, there being no stock outstanding or subscribed for at the time of approval.

     FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

     FIFTH: Except as amended hereby, the Corporation's charter shall remain in full force and effect.

     IN WITNESS WHEREOF, FDP SERIES, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Treasurer and witnessed by its Secretary as of the 2nd day of June, 2005.

                                FDP Series, Inc.
                                (a Maryland corporation)


                                By: /s/ Donald C. Burke
                                    ----------------------------------------
                                        Donald C. Burke, Vice President
                                        and Treasurer



WITNESS:

/s/  Alice A. Pellegrino
-------------------------------
Alice A. Pellegrino, Secretary



     The undersigned Vice President and Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President and Treasurer acknowledges that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.



                                        /s/ Donald C. Burke
                                        ------------------------------------
                                        Donald C. Burke, Vice President
                                        and Treasurer


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